Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces the Appointment of

Two Independent Directors to its Board

~Evaluation of Strategic Alternatives Ongoing~

LEXINGTON, MA (February 7, 2012) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced the appointment of Rajiv De Silva and Gino Santini to its board of directors, effective immediately. Mr. De Silva is currently president of Valeant Pharmaceuticals International, Inc. and chief operating officer of its Specialty Pharmaceuticals business. Mr. Santini retired in 2010 from a 27-year career at Eli Lilly and Company, where he held a variety of commercial and operational roles, serving most recently as senior vice president, corporate strategy and business development. The appointment of these two independent directors brings the AMAG Board to seven members.

“As we continue to evaluate strategic alternatives for AMAG, the perspective that Rajiv and Gino bring to the table will be invaluable to AMAG and our board,” said Michael Narachi, chairman of AMAG’s board of directors. “Rajiv’s operations experience at Valeant and Novartis, coupled with Gino’s long history as a successful commercial leader and experience defining and executing corporate strategy at Lilly will support the key decisions facing the board in the coming months. Their expertise will be valuable assets to the board as we explore a sale of the company and simultaneously establish a solid foundation from which to drive growth and profitability if AMAG remains an independent company. ”

Mr. De Silva, age 45, joined Valeant in January 2009. He was named Valeant’s president in October 2010 and is responsible for all specialty pharmaceutical operations, including sales and marketing, research and development, manufacturing and business development.  From 2003 to 2009, Mr. De Silva held various leadership positions of increasing responsibility at Novartis AG, most recently as president, Novartis Vaccines USA and head, vaccines of the Americas. Prior to his time at Novartis, Mr. De Silva was a partner at McKinsey & Company, a management consulting firm, where he focused his consulting practice on the pharmaceutical industry. Mr. De Silva holds a Bachelor of Science in Engineering from Princeton University, a Master of Science from Stanford University, and a Master of Business Administration from the Wharton School at the University of Pennsylvania.

Mr. Santini, age 55, had a distinguished career with Eli Lilly that spanned nearly three decades. During his tenure at Lilly, Mr. Santini held various leadership positions of increasing responsibility, including manager of various international regions, president of the women’s health franchise and president of U.S. operations. Mr. Santini capped his career at Lilly as a member of the company’s executive committee and as the senior vice president of corporate strategy and business development. Mr. Santini, fluent in four languages, holds an undergraduate degree in mechanical engineering from the University of Bologna and a master’s in business administration from the University of Rochester.

Mr. Narachi continued, “While we continue the strategic review process, we are progressing our effort to identify and interview qualified candidates for the position of chief executive officer of AMAG.”

About AMAG Pharmaceuticals, Inc.
AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that manufactures and markets Feraheme® in the United States. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.

About Feraheme
In the United States, Feraheme® (ferumoxytol) Injection for Intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients. Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter. For additional product information, please visit www.feraheme.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to our evaluation of strategic alternatives, including a potential sale of the company; our efforts to establish a solid foundation from which to drive growth and profitability if we remain independent; and Mr. De Silva’s and Mr. Santini’s potential contributions to our Board of Directors; are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme in new indications and in territories outside of the U.S., including the European Union, (3) the fact that significant safety or drug interaction problems could arise with respect to Feraheme, (4) uncertainties regarding our ability to manufacture Feraheme, (5) uncertainties relating to our patents and proprietary rights, (6) uncertainties regarding the outcome of our evaluation of strategic alternatives, including the risk that the process will not result in a transaction, and (7) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2011. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Company Contact:
Amy Sullivan
AMAG Pharmaceuticals, Inc.
617-498-3303